EXHIBIT 21.1

List of Subsidiaries

American Ethanol, Inc.
International Biodiesel, Inc
International Biofuels Ltd
Universal Biofuels Private Limited
AE Biofuels Americas, Inc.
AE Biofuels Technologies, Inc.
Energy Enzymes, Inc.
Biofuels Marketing, Inc.
Illinois Valley Ethanol, LLC
Sutton Ethanol, LLC
Danville Ethanol, LLC
AE International Biofuels, Ltd.
AE DAABON, Ltd.
AE Advanced Fuels, Inc.
AE Advanced Fuels – Keyes, Inc.